[logo] KPMG

4200 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402



               CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
HMN Financial, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-88228) on Form S-8 of HMN Financial, Inc. of our report dated May 26, 2000 and the use of such report in the annual report on Form 11-K of HMN Financial, Inc. Such report relates to the statements of net assets available for benefits of the Home Federal Savings Bank Employees' Savings and Profit Sharing Plan as of December 31, 1999 and 1998, the related statements of changes in net assets available for benefits for the years then ended, and the related schedule as of December 31, 1999.


                              /s/ KPMG LLP


June 26, 2000